Exhibit 10.12

OPTION AGREEMENT (2021)
STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT
Perimeter Solutions SA, a public company limited by shares duly incorporated and validly existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 12E, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg and registered with the Registre de Commerce et des Sociétés, Luxembourg (Luxembourg Trade and Companies Register) under number B 256.548 (the “Company”), pursuant to its 2021 Equity Incentive Plan (the “Plan”), issued to the holder listed below (“Participant”), an option to purchase the number of shares of the Company’s Common Stock, set forth below (the “Option”), it being noted that the Plan was approved by the shareholder of the Company. This Option is subject to all of the terms and conditions set forth herein and in the Stock Option Agreement attached hereto as Exhibit A (the “Stock Option Agreement”) and the Plan, which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Stock Option Agreement.

Participant:

Grant Date:

Exercise Price per Share:	$

Total Number of Shares Subject to the Option:		Shares

Expiration Date:

Type of Option:	☐ Incentive Stock Option ☒ Non-Qualified Stock Option

Vesting Schedule:
Subject to the terms of the Stock Option Agreement (including without limitation all exhibits thereto), the Option shall be eligible to become exercisable upon the achievement of performance objectives over the periods set forth in Exhibit B hereto (subject to Participant’s Continuous Service at all times during the period beginning on the Grant Date and ending on the applicable vesting date, except as otherwise set forth in the Stock Option Agreement):

By his or her signature, the Participant agrees to be bound by the terms and conditions of the Plan, the Stock Option Agreement and this Grant Notice. The Participant has reviewed the Stock Option Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Stock Option Agreement and the Plan. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or relating to the Option.

PERIMETER SOLUTIONS SA	PARTICIPANT

By:	By:
Print Name:	Print Name:
Title:	Title:
Address:	Address:

EXHIBIT A
TO STOCK OPTION GRANT NOTICE
STOCK OPTION AGREEMENT
Pursuant to the Stock Option Grant Notice (the “Grant Notice”) to which this Stock Option Agreement (this “Agreement”) is attached, Perimeter Solutions SA, a public company limited by shares duly incorporated and validly existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 12E, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg and registered with the Registre de Commerce et des Sociétés, Luxembourg (Luxembourg Trade and Companies Register) under number B 256.548 (the “Company”), has granted to the Participant an option (the “Option”)1 under the Company’s 2021 Equity Incentive Plan (the “Plan”) to receive the number of Shares indicated in the Grant Notice upon the terms and conditions set forth in the Plan and this Agreement.
ARTICLE I
GENERAL
1.1 Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.
1.2 Incorporation of Terms of Plan. The Option is subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
ARTICLE II
GRANT OF OPTION
2.1 Grant of Option. In consideration of the Participant’s future employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company irrevocably grants to the Participant the Option to receive any part or all of an aggregate of the number of Shares set forth in the Grant Notice, upon the terms and conditions set forth in the Plan and this Agreement. Unless designated as a Nonqualified Stock Option in the Grant Notice, the Option shall be an Incentive Stock Option to the maximum extent permitted by law.
2.2 Exercise Price. The exercise price of the Shares subject to the Option shall be as set forth in the Grant Notice, without commission or other charge.
2.3 Employment/Service. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (a) the employment of an Employee with or without notice and with or without Cause or (b) the service of a Director pursuant to the Deed of Incorporation or Articles of Association of the Company or the functional equivalent of any governing documents of an Affiliate, and any applicable provisions of the corporate law of the state or country in which the Company or the Affiliate is incorporated, as the case may be.
____________

[1]	For the avoidance of doubt, the term “Option” as used herein only describes options granted pursuant to the Stock Option Grant Notice to which this Agreement is an Exhibit.
ARTICLE III
PERIOD OF EXERCISABILITY
3.1 Commencement of Exercisability.
(a) Subject to Sections 3.1(b), 3.1(c) and 3.3, the Option shall become vested and exercisable in such amounts and at such times as are set forth in the Grant Notice.
(b) No portion of the Option which has not become vested and exercisable at the date of the termination of Participant’s Continuous Service shall thereafter become vested and exercisable, except as set forth in Section 3.1(c) or as may be otherwise provided by the Committee or as set forth in a written agreement between the Company and the Participant.
(c) If the Participant’s Continuous Service terminates as a result of the death or Disability of the Participant, then vesting of the Option will continue after termination of Continuous Service as provided below:

Termination Date	Percent of Remaining Options That May Continue to Vest
Prior to January 1, 2022	0%
On or after January 1, 2022 but prior to January 1, 2023	20%
On or after January 1, 2023 but prior to January 1, 2024	40%
On or after January 1, 2024 but prior to January 1, 2025	60%
On or after January 1, 2025 but prior to January 1, 2026	80%
On or after January 1, 2026	100%
The percentage of remaining Options permitted to vest will be spread ratably over the vesting schedule and will remain subject to the vesting conditions set forth in Exhibit B.
Notwithstanding anything to the contrary in this Agreement or Exhibit B, immediately prior to the occurrence of a Change of Control, a percentage of the unvested Options that remain eligible for vesting with respect to the then-current performance year and each remaining performance year, if any (each, a “Remaining Year”), shall become vested and exercisable in an amount equal to the greater of: (i) a percentage equal to the average of the Annual Amounts that vested in the two prior performance years in accordance with Exhibit B (or, if only one performance year has been completed at the time of the Change of Control, a percentage equal to the Annual Amount earned for such year); and (ii) the Annual Amount(s) that would have been earned for each applicable Remaining Year if each such determination had been based on the price per Share paid at closing of the Change of Control transaction instead of AOP; provided that if no performance year has been completed at the time of the Change of Control, then all unvested Options that remain eligible for vesting shall become vested and exercisable immediately prior to the occurrence of a Change of Control.
3.2 Duration of Exercisability. The installments provided for in the vesting schedule set forth in the Grant Notice are cumulative. Each such installment which becomes vested and exercisable pursuant to the vesting schedule set forth in the Grant Notice shall remain vested and exercisable until it becomes unexercisable under Section 3.3.
3.3 Expiration of Option. The Option may not be exercised to any extent by anyone after the first to occur of the following events:
(a) The expiration of ten years from the Grant Date; or
(b) If this Option is designated as an Incentive Stock Option and the Participant owned (within the meaning of Section 424(d) of the Code), at the time the Option was granted, more than 10% of the total combined voting power of all classes of shares of the Company or any “subsidiary corporation” of the Company or any “parent corporation” of the Company (each within the meaning of Section 424 of the Code), the expiration of five years from the Grant Date; or
(c) The opening of business on the day of the termination of Participant’s Continuous Service by reason of a termination by the Company for Cause, unless the Committee, in its discretion, determines that a longer period is appropriate; or
(d) The expiration of six months from the date of the termination of Participant’s Continuous Service for any reason other than by reason of a termination by the Company for Cause or the Participant’s death, Disability, or retirement; provided, however, that any portion of this Option that is an Incentive Stock Option shall cease to be an Incentive Stock Option on the expiration of three months from such termination of Continuous Service (and shall thereafter be a Nonqualified Stock Option), provided, further, that to the extent that the Participant is prohibited from selling Shares pursuant to the Company’s insider trading policy at all times during such six-month period, with the exception of an open trading window of less than seven days, the Option shall expire on the later of (i) the seventh day following the opening of the first open trading window thereafter or (ii) the first anniversary of the Participant’s Termination of Services; or
(e) The expiration of one year from the date of the termination of Participant’s Continuous Service by reason of (i) the Participant’s death or Disability; or (ii) the retirement, after a minimum of ten years of service, of a Participant who is at least 55 years old, provided, however, that to the extent that the Participant is prohibited from selling Shares pursuant to the Company’s insider trading policy at all times during such one-year period, with the exception of an open trading window of less than seven days, the Option shall expire on the seventh day following the opening of the first open trading window thereafter. Notwithstanding the foregoing, if any Option vests after the Participant’s Termination of Services for reasons set forth herein pursuant to Section 3.1 and the Participant has a limit of one year following such Termination of Services to exercise the Option pursuant to paragraph (e), the Participant shall have six months after the Option vests to exercise such Option.

ARTICLE IV
EXERCISE OF OPTION
4.1 Person Eligible to Exercise. Except as provided in Section 5.2(b), during the lifetime of the Participant, only the Participant may exercise the Option or any portion thereof. After the death of the Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3, be exercised by the Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.
4.2 Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3.
4.3 Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely if all of the following is received by the Company (or any third party administrator or other person or entity designated by the Company) prior to the time when the Option or such portion thereof becomes unexercisable under Section 3.3:
(a) An Exercise Notice in a form specified by the Committee, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee;
(b) The receipt by the Company of full payment for the Shares with respect to which the Option or portion thereof is exercised, including payment of any applicable withholding tax, which may be in one or more of the forms of consideration permitted under Section 4.4;
(c) Any other written representations as may be required in the Committee’s reasonable discretion to evidence compliance with the Securities Act of 1933 or any other applicable law, rule, or regulation;
(d) In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Option; and
(e) Any document as may be required in the Company’s reasonable discretion to issue the shares, such as, without being limited to, any beneficial owner certificate (where applicable) and/or any ID card/passport of the Participant.
Notwithstanding any of the foregoing, the Company shall have the right to specify all conditions of the manner of exercise, which conditions may vary by country and which may be subject to change from time to time.
4.4 Method of Payment. Payment of the exercise price, and any applicable withholding tax, shall be by any of the following, or a combination thereof, at the election of the Participant:
(a) Cash;
(b) Check;
(c) Broker-Assisted Cash-less Exercise. With the consent of the Committee, delivery of a notice that the Participant has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate exercise price; provided, that payment of such proceeds is then made to the Company upon settlement of such sale;
(d) Share Surrender. With the consent of the Committee, surrender of other Shares which (i) in the case of Shares acquired from the Company, have been owned by the Participant for more than six (6) months on the date of surrender (or such other minimum length of time as the Committee determines from time to time to be necessary to avoid adverse accounting consequences or violation of any applicable law, rule or regulation), and (ii) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares with respect to which the Option or portion thereof is being exercised; or
(e) Net Exercise. With the consent of the Committee, surrendered Shares issuable upon the exercise of the Option having a Fair Market Value on the date of exercise equal to the aggregate exercise price of the Shares with respect to which the Option or portion thereof is being exercised.
4.5 Conditions to Issuance of Shares. The Shares to be issued upon the exercise of the Option, or any portion thereof, shall be issued by the Board under the authorized share capital of the Company. Such Shares shall be fully paid and nonassessable.

The Company shall not be required to issue any Shares upon the exercise of the Option or portion thereof prior to fulfillment of all of the following conditions:
(a) The admission of such Shares to listing on all stock exchanges on which such Common Stock is then listed;
(b) The completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable;
(c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable;
(d) The receipt by the Company of full payment for such Shares, including payment of any applicable withholding tax, which may be in one or more of the forms of consideration permitted under Section 4.4; and
(e) The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience.
4.6 Dividend Equivalent Rights. If the Company declares a dividend on the Common Stock of the Company, the Participant shall be eligible to receive a cash dividend equivalent payment or a reduction of the exercise price of unvested Options as follows:
(a) Vested Options. If the Participant holds any vested Options on the record date with respect to any such dividend, the Participant shall be eligible to receive a cash dividend equivalent payment equal to the amount that the Participant would otherwise have been entitled to receive had his or her vested Option been fully exercised immediately prior to such record date. The cash dividend equivalent payment shall be paid to the Participant for such payments under this Section 4.6(a) no later than the later of (A) December 31 of the year in which the dividend is declared or (B) two and one-half (2 1/2) months following end of the calendar month in which the dividend is declared by the Company.
(b) Unvested Options.
(i) If the Company declares such dividend other than in a Corporate Transaction, any unvested Options held by the Participant on the record date with respect to such dividend shall be eligible to receive a cash dividend equivalent payment equal to the amount that the Participant would otherwise have been entitled to receive had his or her unvested Option been fully vested and exercised immediately prior to such record date; provided, however, that such cash dividend equivalent amount shall not be paid to the Participant until the date such Option vests pursuant to the terms set forth this Agreement and no later than two and one-half (2 1/2) months following the calendar year in which the Option vests.
(ii) If the Company declares such dividend in a Corporate Transaction, then, except as provided in the last sentence of this Section 4.6(b)(ii), the Company shall pursuant to such Corporate Transaction replace or assume any outstanding unvested Options with new options, the exercise price of which shall be reduced from the original Option by the amount of such dividend per share (but not below $0); provided that the ratio of the exercise price of the new option to the fair market value of such new option immediately after the substitution or assumption is not greater than the ratio of the exercise price of the unvested Option to the fair market value of the unvested Option immediately before such substitution or assumption. In the event the exercise price of any new option is reduced pursuant to this Section 4.6(b)(ii), the Participant shall not receive any cash dividend equivalent payment with respect to any dividend paid in connection with such Corporate Transaction. Notwithstanding the foregoing, if the Committee determines that so reducing the exercise price is prohibited by law, regulation or New York Stock Exchange rule or creates a material adverse consequence for the Company, or if for any other reason the exercise price is not so reduced, then the Participants shall receive a dividend equivalent payment in accordance with Section 4.6(a)(i).
(c) Not Subject to Exercise. In no event shall a cash dividend equivalent payment be tied to or otherwise dependent upon the exercise of an Option.
(d) Taxes. Dividend equivalent payments made in accordance with this Section 4.6 shall be subject to withholding of all applicable taxes.
4.7 Rights as Stockholder. Except as provided in Section 4.6, the holder of the Option shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any Shares purchasable upon the exercise of any part of the Option unless and until such Shares shall have been issued by the Company to such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 5.2 of the Plan.

ARTICLE V
OTHER PROVISIONS
5.1 Administration. The Committee shall have the power to interpret, administer and reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and this Agreement. All actions taken and all interpretations and determinations made by the Committee or its delegate shall be final and binding upon Participant, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Option.
5.2 Option Transferability.
(a) Except as otherwise set forth in Section 5.2(b), the Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the Option have been issued, and all restrictions applicable to such Shares have lapsed. Neither the Option nor any interest or right therein shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
(b) Notwithstanding the foregoing, with respect to Participants who are corporate officers or operating presidents, the Committee may permit any portion of the Option that is not an Incentive Stock Option to be transferred to, exercised by and paid to certain persons or entities related to such Participant, including but not limited to members of such Participant’s family, charitable institutions or trusts or other entities whose beneficiaries or beneficial owners are members of such Participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Committee, pursuant to such conditions and procedures as the Committee may establish. Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes (or to a “blind trust” in connection with such Participant’s termination of employment or service with the Company or a Subsidiary to assume a position with a governmental, charitable, educational or similar non-profit institution) and on a basis consistent with the Company’s lawful issue of securities.
5.3 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company at the registered office of the Company mentioned on the Grant Notice, with a copy delivered to the Secretary of the Company at the address given beneath the signature of the Company’s authorized officer on the Grant Notice, and any notice to be given to Participant shall be addressed to Participant at the address given beneath Participant’s signature on the Grant Notice. By a notice given pursuant to this Section 5.3, either party may hereafter designate a different address for notices to be given to that party. Any notice which is required to be given to Participant shall, if Participant is then deceased, be given to the person entitled to exercise his or her Option pursuant to Section 4.1 by written notice under this Section 5.3. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
5.4 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
5.5 Governing Law; Severability. The laws of the Grand Duchy Luxembourg shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
5.6 Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act of 1933 and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and any applicable state and/or foreign securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
5.7 Amendments. The Committee may amend this Agreement without the prior written consent of the Participant if such amendment does not adversely affect the Option in any material way and may amend this Agreement with the written consent of the Participant.

5.8 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 5.2, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.
5.9 Notification of Disposition. If this Option is designated as an Incentive Stock Option, Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement if such disposition or transfer is made (a) within two years from the Grant Date with respect to such Shares or (b) within one year after the transfer of such Shares to him. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Participant in such disposition or other transfer.
5.10 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Option and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
5.11 Entire Agreement. The Plan, the Grant Notice and this Agreement (including all Exhibits thereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the Option granted hereunder.
5.12 Section 409A. Notwithstanding any other provision of the Plan, this Agreement or the Grant Notice, the Plan, this Agreement and the Grant Notice shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the U.S. Internal Revenue Code of 1986, as amended (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). The Committee reserves the right to adopt such amendments to the Plan, this Agreement or the Grant Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate to exempt the Option or any dividend equivalent payments from Section 409A or to comply with the requirements of Section 409A and thereby avoid the penalty taxes under Section 409A. Notwithstanding the foregoing, the Company and the Committee shall not have any: (i) obligation to take any action to prevent the assessment of any excise tax or penalty on any person under Section 409A of the Code; (ii) any liability to the Participant for taxes or penalties under Section 409A of the Code; or (iii) obligation to indemnify the Participant for any taxes or penalties under Section 409A of the Code.

EXHIBIT B
FOR USE WITH FIVE YEAR AWARDS
VESTING
1. Defined Terms
Wherever the following terms are used in this Exhibit B, they shall have the meanings specified below, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan, Stock Option Agreement and Grant Notice. The terms and conditions of this Exhibit B are subject to Section 3.1 of the Stock Option Agreement, and to the extent of any inconsistency between the two, Section 3.1 of the Stock Option Agreement shall control.
(a) “Annual Operational Performance per Diluted Share” or “AOP” shall mean, as of the last day of a given fiscal year of the Company, the ratio of (1) the excess of (a) the product of (i) EBITDA and (ii) the Fixed Market Multiple over (b) Net Debt to (2) the Company’s number of Diluted Shares. For the avoidance of doubt, the AOP shall be calculated as follows:

Annual Operational Performance per Diluted Share	=	(EBITDA× Fixed Market Multiple) – Net Debt
Diluted Shares
(b) “Corporate Transaction” means a transaction that qualifies as a “corporate transaction” for purposes of Treasury Regulation Section 1.409A-1(b)(5)(v)(D).
(c) “Diluted Shares” means, for a given fiscal year, the total number of Shares outstanding on a fully diluted basis calculated in accordance with GAAP as of the last day of such fiscal year on a pro forma basis adjusted for acquisitions or divestitures.
(d) “EBITDA” shall have the meaning set forth in the Company’s (or any of its Subsidiaries) senior credit agreement as in effect as of any date of determination or, if as of such date of determination such term is not defined in such senior credit agreement or no such credit agreement shall exist, then “EBITDA” shall mean means, for a given fiscal year, the consolidated EBITDA of the Company, as determined by the Committee, for such fiscal year on a pro forma basis adjusted for acquisitions or divestitures.
(e) “Fixed Market Multiple” means 15.7, as adjusted for the weighted EBITDA multiple of future acquisitions as determined by the Committee.
(f) “Indebtedness” means, as of a given date with respect to the Company on a consolidated basis, (i) all obligations for borrowed money, (ii) all obligations evidenced by notes, bonds, debentures or other similar instruments, including without limitation the Preferred Shares (as defined in the Articles of Association of the Company), which, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a Change in Control or asset sale, unless such Change in Control or asset sale has occurred) or is redeemable at the option of the holder thereof, (iii) all direct or contingent obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guarantees, surety bonds, keep-well agreements and similar instruments, to the extent such instruments or agreements support financial, rather than performance, obligations, (iv) all contingent obligations in respect of Indebtedness, and (v) all other debt-like items as determined by the Committee.
(g) “Net Debt” shall mean, as of the last day of a given fiscal year of the Company, the excess of (a) Indebtedness of the Company over (b) the amount of cash and cash equivalents set forth on the Company’s balance sheet.

2. Fiscal Years 2022 - 2026 Vesting

	Minimum Vesting (15% Growth)		Maximum Vesting (25% Growth)
Fiscal Year (A)	% of 5-Year Option Vesting (B)	YE Annual Operating Performance per Diluted Share (C)	% of 5-Year Option Vesting (D)	YE Annual Operating Performance per Diluted Share (E)
2022	5%	$11.50	20%	$12.50
2023	5%	$13.23	20%	$15.63
2024	5%	$15.21	20%	$19.53
2025	5%	$17.49	20%	$24.41
2026	5%	$20.11	20%	$30.52
(a) Annual Operational Performance Vesting. Effective as of the last day of each of the Company’s fiscal years 2022-2026 there shall become vested the percentage of Shares covered by the Option which is equal to the Annual Amount (as described below). The Option shall become vested and exercisable as of the date that the Committee verifies the Annual Operational Performance per Diluted Share (AOP); provided, however, the vesting hereunder will be effective as to Participant as of the end of the fiscal year to which such Annual Amount relates (notwithstanding any termination of Participant’s Continuous Service during the period between the end of such fiscal year and the verification of the AOP and, in such case, notwithstanding the provisions of Section 3.1(b) of the Stock Option Agreement). For each such fiscal year, the Committee shall verify the AOP, and shall notify the Company’s Chief Executive Officer of its determination with respect thereto, within ten business days after the Committee receives the Company’s audited financial statements for that fiscal year.
X. For each fiscal year (the “performance year”), the Annual Amount is zero if the AOP with respect to such year is less than the amount indicated for such year in column (C) and otherwise shall be equal to the amount indicated for such year in column (B) plus the product of (a) the excess of (1) the amount indicated for such year in column (D) over (2) the amount indicated for such year in column (B) and (b) the ratio of (1) the excess of (x) the AOP with respect to the year (but not more than the amount indicated in Column (E) for such year) over (y) the amount indicated for such year in column (C) to (2) the excess of (x) the amount indicated for such year in column (E) over (y) the amount indicated for such year in column (C).
Y. In calculating the AOP in Section X above for any performance year there shall also be taken into account any AOP in any of the two prior performance years (starting in fiscal year 2022) which was in excess of the amount indicated in Column (E) for such prior year and has not previously been taken into account hereunder but only if doing so would increase the Annual Amount in such performance year. For the avoidance of doubt, performance for fiscal year 2021 shall not be considered in calculating the AOP or Annual Amount with respect to any performance year covered by the Option.
Z. If the Annual Amount in any performance year is less than the amount indicated in column (D) for such year then an amount equal to the excess of (1) the amount indicated in column (D) for such year over (2) the actual Annual Amount for such year may vest in one or more of the next two following years by treating as AOP in the performance year under Section X above any excess of AOP in one of such following years over the amount indicated in column (E) for the applicable following year. The portion of any excess AOP amount which is so used may not be used more than once.
(b) Adjustments of Operational Performance Objectives. The Operational Performance targets specified in this Exhibit B are based upon certain revenue and expense assumptions about the future business of the Company as of the date the Option is granted. Accordingly, in the event that, after such date, the Committee determines, in its sole discretion, that any acquisition or disposition of any business by the Company or any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, any unusual or nonrecurring transactions or events affecting the Company, or the financial statements of the Company, or change in applicable laws, regulations, or accounting principles occurs such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to the Option, then the Committee may, in good faith and in such manner as it may deem equitable, adjust the amounts set forth on this Exhibit B (and/or adjust the definitions of Diluted Shares, EBITDA, Indebtedness and Net Debt) to reflect the projected effect of such transaction(s) or event(s) on Operational Performance.